                                 Exhibit 2(c)

                    NON-NEGOTIABLE SECURED PROMISSORY NOTE

$2,000,000.00                                                  New York, N.Y.
                                                               August 27, 1996


     FOR VALUE RECEIVED, the undersigned, ANGELIKA FILM CENTERS LLC, a limited liability company organized and existing under the laws of the State of Delaware, United States of America, having an office located at c/o Reading Theaters, 950 Third Avenue, New York, New York 10022-1207 ("Maker"), hereby promises to pay to ANGELIKA FILM CENTERS, INC., having an office at c/o Skolnick & Hochberg, P.C., 122 east 42 Street, New York, N.Y. 10168 ("Payee"), or at such other place in New York as may be designated from time to time by the Payee, the sum of TWO MILLION DOLLARS ($2,000,000) and to pay interest on the unpaid principal from the date hereof at a rate equal to the thirteen (13) week Treasury Bill rate, as it changes and is published in the "Wall Street Journal" from time to time (hereinafter the "Reference Rate"), provided, however,
                                                      -----------------
interest shall be paid on any outstanding principal amount due hereunder in excess of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) at the greater of the Reference Rate or at the rate of nine percent (9%) per annum.

     The Maker hereof promises to pay the principal and interest due hereunder as follows: (a) accrued interest as calculated in accordance with the provisions of this Note to be paid commencing three (3) months form the date hereof, and quarterly thereafter during the term hereof, (b) on April 1, 1997, a principal payment of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000) and
(c) on February 27, 1998 (18 months after the date hereof) the remaining unpaid balance of principal, together with accrued interest. All amounts paid pursuant to this paragraph shall be applied first to the payment of accrued interest to the date of payment and then to the reduction of principal.

     This Note is subject to and entitled to the benefits of that certain Angelika Theatre Asset Purchase and Sale Agreement entered into as of the 1st day of July between Reading Investment Company, Inc. ("Reading"), the assignor of the Maker and Angelika Film Centers, Inc. (herein "Sale Agreement"), the provisions of which are hereby incorporated in this Note, with the same force and effect as though said terms, covenants and conditions were fully set forth herein.

     Payment of principal and interest due hereunder is secured by a pledge by the Maker of "Collateral" described in the Sale Agreement and in that certain Pledge Agreement and Escrow Agreement of even date herewith. This Note shall be non-recourse to the Maker unless the Collateral described in the Sale Agreement, Escrow Agreement and Pledge Agreement is unavailable to the Holder of this Note by reason of attachment or other actions of creditors of Reading or the Maker, including the voluntary or involuntary bankruptcy of Reading or the Maker.
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     Upon failure of the Maker hereof to pay any part of the principal or interest on this Note when due and payable, the entire outstanding principal balance and interest due on this Note shall, upon the written demand of the holder hereof, become immediately due and payable without presentment or protest or other notice or demand, all of which are expressly waived by the undersigned.

     The undersigned waives demand, protest, and notice of maturity, non-payment or protest and all requirements necessary to hold the undersigned liable as maker.

     In the event of any Federal, State or local authority having appropriate jurisdiction, shall after the date hereof, duly enact or promulgate any statue or regulation, which, if enforced, would tender the rate of interest payable hereunder illegal or unenforceable, then, in such event, the undersigned agrees that the rate of interest to be paid hereunder shall be appropriately reduced to the highest rate of interest permitted by law at the time any payment of interest shall be due.

     This Note may not be changed or terminated orally, by only by an agreement in writing and signed by the person against whom enforcement of any waiver, change, modification or discharge is sought. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     The undersigned agrees to pay each and every cost of collection, including reasonable attorneys' fees and attorney's expenses and other costs paid or incurred in connection with any action or proceeding to enforce this Note, including any appeal(s) and any judgment or order obtained in connection therewith.

     This Note shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

     This Note has been made in and shall be construed and enforced according to the laws of the State of New York.


                                         ANGELIKA FILM CENTERS LLC



                                         By:   /s/ Charles S. Groshon
                                            ---------------------------------
                                               Charles S. Groshon
                                               Vice President and Secretary

STATE OF NEW YORK      )
                       )ss.:
COUNTY OF NEW YORK     )

     On the 27th day of August 1996, before me personally came Charles S. Groshon to me known, who, by me duly sworn, did depose and say that he resides at Glenside, Pennsylvania, that deponent is the Vice-President and Secretary of Angelika Film Centers LLC, the limited liability company described in, and which executed the foregoing instrument and that deponent signed deponent's name thereto.


                                         /s/ Teresita Magsino
                                         ------------------------------
                                                 Notary Public

                                         TERESITA MAGSINO
                                         Notary Public, State of New York
                                         No. 41-4986829
                                         Qualified in Queens County
                                         Commission Expires Sept. 30, 1997